Exhibit (e)(2)

Schedule A

As of May 1, 2023, this Schedule A forms a part of the Principal Underwriter Agreement dated as of February 23, 2006 (the “Agreement”) between MassMutual Premier Funds and MML Distributors, LLC. As of May 1, 2023, this Schedule A supersedes any previous versions of said Schedule A.

Name of Series	Classes of Shares

MassMutual Balanced Fund	I, R5, Service, Administrative, R4, A, R3, Y
MassMutual Core Bond Fund	I, R5, Service, Administrative, R4, A, R3, Y
MassMutual Disciplined Growth Fund	I, R5, Service, Administrative, R4, A, R3, Y
MassMutual Disciplined Value Fund	I, R5, Service, Administrative, R4, A, R3, Y
MassMutual Diversified Bond Fund	I, R5, Service, Administrative, R4, A, R3, Y
MassMutual Global Fund	I, R5, Service, Administrative, R4, A, R3, Y
MassMutual High Yield Fund	I, R5, Service, Administrative, R4, A, R3, Y, C
MassMutual Inflation-Protected and Income Fund	I, R5, Service, Administrative, R4, A, R3, Y
MassMutual International Equity Fund	I, R5, Service, Administrative, R4, A, R3, Y
MassMutual Main Street Fund	I, R5, Service, Administrative, R4, A, R3, Y
MassMutual Short-Duration Bond Fund	I, R5, Service, Administrative, R4, A, R3, Y, L, C
MassMutual Small Cap Opportunities Fund	I, R5, Service, Administrative, R4, A, R3, Y
MassMutual Strategic Emerging Markets Fund	I, R5, Service, Administrative, R4, A, R3, Y
MassMutual U.S. Government Money Market Fund	R5

MASSMUTUAL PREMIER FUNDS		MML DISTRIBUTORS, LLC

By:	/s/ Renee Hitchcock	By:	/s/ Paul LaPiana
Name: Renee Hitchcock		Name: Paul LaPiana
Title: CFO and Treasurer		Title: President